Exhibit 99.1

FOR IMMEDIATE RELEASE                 Contact:    Brinker, International, Inc.
September 5, 2019 at 7:30 a.m. CT                    Media Relations
media.requests@brinker.com
1 (800) 775-7290

BRINKER INTERNATIONAL ACQUIRES 116 FRANCHISED CHILI'S RESTAURANTS

DALLAS, Sept. 5, 2019 - Today, Brinker International, Inc. (NYSE: EAT), a leader in the casual dining industry, completed the acquisition of 116 Chili's® Grill & Bar restaurants from its 14-year franchisee, ERJ Dining. This follows the announcement of the letter of intent made on July 10, 2019. The restaurants, primarily located in the Midwest, generate approximately $300 million of annualized revenue. The transaction was funded with availability under Brinker’s existing credit facility and is expected to be EPS and cash flow accretive in fiscal year 2020.

"This acquisition reinforces our strategy to invest in our brand while generating additional earnings and cash flow for shareholders," said Joe Taylor, chief financial officer and executive vice president of Brinker. "Our strong operational infrastructure brings additional support and investment for the solid group of operators joining the Chili’s corporate family as part of this transaction."

ABOUT BRINKER
Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Based in Dallas, Texas, as of June 26, 2019, Brinker owned, operated, or franchised 1,665 restaurants under the names Chili's® Grill & Bar (1,612 restaurants) and Maggiano's Little Italy® (53 restaurants).

FORWARD LOOKING STATEMENTS
The statements contained in this release that are not historical facts are forward-looking statements subject to risks and uncertainties which could cause actual results to differ materially from expectations. For more information, review the caption "Risk Factors" in our fiscal 2019 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission relating to forward looking statements.

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